BRISAM CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

CLASS A PREFERRED STOCK

The rights, preferences, restrictions and other matters relating to the Class A Preferred Stock are as follows:

Section 1.       Designation and Amount. There is hereby authorized to be issued out of the authorized and unissued shares of preferred stock of the Corporation a class of preferred stock designated as the “Class A – Super Voting Preferred Stock” (“Class A Preferred Stock”) and the number of shares constituting such class shall be 1,000,000.

Section II.      Voting Rights. Holders of the Class A Preferred Stock shall be entitled to cast five hundred (500) votes for each share held of the Class A Preferred Stock on all matters presented to the stockholders of the Corporation for stockholder vote which shall vote along with holders of the Corporation’s Common Stock on such matters.

Section III.     Redemption Rights. The Class A Preferred Stock may be redeemed only by separate written agreement by and between the Holder and the Corporation.

Section IV.     Conversion Rights. The Class A Preferred Stock is convertible, at any time or from time to time, at the sole option of the Holder, into shares of Common Stock on a one-for-one hundred basis (i.e.- for every share of Class A Preferred Stock converted, the Holder would receive one hundred (100) shares of Common Stock).

Section V.      Protective Provisions. So long as any shares of Class A Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of the Class A Preferred Stock which is entitled, other than solely by law, to vote with respect to the matter, and which Preferred Stock represents at least a majority of the voting power of the then outstanding shares of such Class A Preferred Stock:

(a)       sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of;

(b)       alter or change the rights, preferences or privileges of the shares of Class A Preferred Stock so as to affect adversely the shares;

(c)       increase or decrease (other than by redemption or conversion) the total number of authorized shares of preferred stock;

(d)       authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Class A Preferred Stock with respect to dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Class A Preferred Stock; or

(e)	amend the Corporation’s Articles of Incorporation or bylaws

Section VI.     Other Rights. Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating to in any way the Class A Preferred Stock, including by way of illustration but not limitation, those concerning dividend, ranking, other conversion, other redemption, participation, or anti-dilution rights or preferences.

Section VII.   Definitions. As used in herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Common Stock” means any and all shares of the Corporation’s $0.001 par value common stock.

“Corporation” means Brisam Corporation, a Nevada corporation, and its successors.

“Class A Preferred Stock” has the meaning ascribed to it in Section I hereof.

“Holder” means a holder of a share or shares of Class A Preferred Stock as reflected in the stock books of the Corporation.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 15th day of May, 2008.

/s/ Brian Kitts

Brian Kitts, Sole officer and director

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